EXHIBIT 10.2

AMENDMENT OF THE

3M 2008 LONG-TERM INCENTIVE PLAN

WHEREAS, 3M has adopted and maintains the 3M 2008 Long-Term Incentive Plan (hereinafter referred to as the “Plan”), which Plan is intended to provide long-term incentive compensation to certain employees of the Corporation and its Affiliates as well to the nonemployee members of the 3M Board of Directors;

WHEREAS, 3M requires many of its employees, as a condition of employment, to enter into agreements containing provisions restricting their use or disclosure of confidential information, assigning rights to inventions they make, and prohibiting the solicitation of 3M customers or the performance of services for 3M’s competitors for a period following the termination of their employment;

WHEREAS, 3M wishes to amend the Plan to provide for the immediate forfeiture of stock awards made to certain employees in the event that they breach certain provisions of their employee agreements; and

WHEREAS, Section 16 of the Plan provides that such Plan may be amended at any time by the Board of Directors;

RESOLVED, that the Plan be and it hereby is amended by revising the eighth paragraph of Section 7 to read as follows and by including the following new paragraph immediately following such eighth paragraph, effective immediately:

If a Participant’s employment with the Company or an Affiliate is terminated due to a Disqualifying Termination, participation hereunder shall cease and all of the Participant’s Awards granted under this Plan shall be automatically forfeited, notwithstanding any language to the contrary in this Plan document.

If a Participant breaches the provisions of such Participant’s agreement with the Company or an Affiliate pertaining to nondisclosure of confidential information, assignment of rights to inventions, competition with the Company or post-employment solicitation of the Company’s employees or customers, and such agreement provides for the forfeiture of Awards granted under this Plan in the event of such breach, all of the Participant’s Awards granted under this Plan since the date that such Participant signed such agreement shall be automatically forfeited, notwithstanding any language to the contrary in this Plan document.